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                      AMENDED AND RESTATED PROMISSORY NOTE

$750,000.00                                     Date: Effective November 1, 1995

     FOR VALUE RECEIVED, OSP PUBLISHING, INC., a California corporation ("Maker") promises to pay to SENORAL, INC., a California corporation, or order ("Holder"), at 8474 Commerce Avenue, Suite B, San Diego, California 92121 (or such other address designated by Holder from time to time), the principal sum of Seven Hundred Fifty Thousand Dollars and no/100 ($750,000,00), plus interest thereon, from the date hereof until all amounts due hereunder are paid in full, at the rate of 10% per annum, payable as more fully set forth below:

     1. PAYMENTS. Principal and interest under this Promissory Note ("Note") shall be payable as follows:

          1.1. On the first day of December, 1995, and on the first day of each calendar month thereafter, Maker shall pay to Holder the sum of Six Thousand Two Hundred Fifty Dollars and no/100 ($6,250.00).

          1.2. On January 1, 1997 ("Maturity Date"), Maker shall pay to Holder all remaining unpaid principal and all accrued and unpaid interest and other charges under this Note.

     2.   MANNER OF PAYMENTS.  All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for late charges, if any, second to amounts for Holder's costs of enforcing this Note, if any, third to amounts, of interest due (including default interest) hereunder, if any, and finally to the principal balance under this Note, and
(c) deemed paid by Maker upon their actual receipt by Holder.

     3.   LATE CHARGE.  If any amount of interest and/or principal under this
Note is not received by Holder within seven (15) days after its due date (including the payment due on the Maturity Date), then, without any requirement for notice to Maker, Maker shall immediately pay to Holder an additional sum of five percent (5%) of such overdue amount as a late charge. Such late charge is fair and reasonable based upon the facts and circumstances existing as of the date of this Note. Acceptance of such late charge by Holder shall not constitute a waiver of Maker's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note, the Agreement between Maker and Holder dated the same date as this Note (the "Agreement), the Pledge, and/or the Security Agreement (as both those terms are defined in the Agreement).

     4. DEFAULT INTEREST. In the event Maker fails to pay any installment of principal and/or interest (including the payment due upon the Maturity Date), Within 30 days of the date such installment is due, then in addition to any other amounts payable hereunder, including the late charge provided for under Paragraph 4, above, the entire outstanding

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balance of principal under this Note shall thereafter bear interest, until such overdue payment is paid in full, at the increased rate of five percent (5%) per annum over and above the interest rate provided for in the introductory paragraph of this Note.

     5.   DUE ON SALE, TRANSFER OR CAPITAL CONTRIBUTION.

          5.1 Holder may, at its election, declare all of the sums payable under this Note (including without limitation all principal and interest) to be immediately due and payable upon (a) the sale or other transfer of all or substantially all of the assets of Maker, or (b) the sale or transfer of a controlling interest in Maker.

          5.2. Holder may, at its election, declare all of the sums payable under this Note (including without limitation all principal and interest) to be immediately due and payable upon (a) sale or other transfer of all or substantially all of the assets of Stanley DeSantis, Inc., a California corporation, or (b) the sale or transfer of a controlling interest in Stanley DeSantis, Inc.

          5.3. In the event of a capital contribution, loan or similar investment being made to Maker ("a Capital Transaction"), then Maker shall immediately make the following principal payments to Holder: (a) if the amount of the Capital Transaction is between $1,000,000 and $1,999,000 then Maker shall pay Holder an amount equal to 25 % of the amount by which the Capital Transaction exceeds $1,000,000, and (b) if the capital transaction is between $2,000,000 and $3,000,000 then Maker shall pay Holder $250,000 plus an amount equal to 50% of the amount by which the capital transaction exceeds $2,000,000.

     6. ACCELERATION. ALL unpaid principal and accrued and unpaid interest under this Note shall, at Holder's election, be immediately due and payable upon the occurrence of any of the following events any of which shall constitute a default hereunder (an "Event of Default"):

          6.1. If any amount due under this Note is not received by Holder on or before its due date and is not received within seven (7) days after notice to Maker.

          6.2. If a default occurs under the Security Agreement or the Pledge entered into between Maker and Holder and evenly dated herewith.

          6.3. The making by Maker of any general arrangement or assignment for the benefit of creditors; Maker's becoming bankrupt, insolvent or a "debtor" as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Maker, such petition is dismissed within 60 days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Maker is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of Maker's assets (unless possession is restored to Maker within 30 days after such taking); the attachment, execution or judicial seizure of substantially all of Maker's assets (unless such attachment, execution or judicial seizure is discharged within 30 days after such attachment, execution or judicial seizure).

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          6.4. Any default by Maker under an agreement or instrument entered into with Foothill Capital Corporation.

     7. COMMERCIAL PURPOSES. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

     8. SECURITY. This Note is secured by a Security Agreement and a Pledge Agreement dated the same date as this Note from Maker to Holder.

     9. INTEREST LIMITATION. It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law on a cumulative basis over the life of the loan evidenced by this Note (the "Loan"). If by mistake or error, interest in excess of such maximum rate shall be paid for any period during the term of the Loan, the excess amount shall, if permitted by applicable law, be retained by Holder as additional cash collateral for the Loan to be held without interest or trust and commingled with other assets of Holder or, if not permitted to be so held by Holder, shall be refunded to Maker. If for any period during the term of the Loan, Holder is unable, because of a limitation on the rate of interest permitted to be charged to Maker under applicable law, to collect all of the interest and premium provided for in this Note, such interest or premium ("interest shortage") shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Holder may collect all of the interest and premium provided for in this Note, the same to be accomplished in the following manner, or otherwise as permitted by applicable law. (a) if Holder were permitted by applicable law to charge interest to Maker in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such prior periods, and such increased interest for such prior periods shall be immediately due and payable upon demand; and (b) if Holder shall have collected all interest permitted by applicable law to be charged to Maker in such prior periods, and if Holder is thereafter permitted by applicable law to charge interest to Maker in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such subsequent period, and such increased interest for such subsequent periods shall be due and payable at the end of each such subsequent period upon demand.

     10. NOTE WAIVERS. Maker waives presentment, notice, demand, protest, notice of demand and dishonor.

     11. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California.

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     12.  FURTHER ASSURANCES.  Each party to this Note shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Note and the Pledge Agreement.

     13. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

     14. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret, collect upon, foreclose, or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (i) such Proceeding (whether or not such Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     15. MODIFICATION. This Note may be modified only by a contract in writing executed by the party to this Note against whom enforcement of such modification is sought.

     16. HEADINGS. The headings of the Paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

     17. WAIVER. Any waiver of a default under this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

     18. DRAFTING AMBIGUITIES. Maker and its legal counsel have reviewed and had an opportunity to negotiate the terms Of this Note. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note or of any amendments or exhibits to this Note.

OSP PUBLISHING, INC.,  a California corporation



By:  /s/ Joseph C. Angard
     ---------------------------------------
     Joseph C. Angard, Chairman of the Board
     and Officer of the Corporation

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